Exhibit 99.2

Aptiv PLC to Transform Future Mobility

Delphi Automotive PLC Completes Spin-Off of Powertrain Segment

GILLINGHAM, ENGLAND – Dec. 5, 2017 – The future of mobility takes a major step forward today with the launch of Aptiv PLC (NYSE: APTV), a technology company that develops safer, greener and more connected solutions for a diverse array of global customers. Formerly known as Delphi Automotive, Aptiv emerges from the completion of Delphi’s spin-off of its Powertrain segment, which today became Delphi Technologies PLC (NYSE: DLPH).

“Mobility has the power to change the world, and Aptiv has the power to change mobility,” said Kevin Clark, president and chief executive officer. “Aptiv is built on a strong foundation of industry firsts, and has the knowledge, capability, and agility to win with traditional OEM customers and emerging mobility players. It is a remarkable time to be in our industry, and we are very confident about our future.”

Aptiv brings unparalleled capabilities to solve the complex challenges associated with safer, greener and more connected transportation. At the core of these capabilities is the software and vehicle architecture expertise that enables the advanced safety, automated driving, user experience, and connected services that are enabling the future of mobility.

Aptiv will build on Delphi’s consistent track record of delivering value to shareholders through profitable growth, strong cash flow generation and disciplined capital deployment.

The company will formally unveil its portfolio of new mobility solutions at the Consumer Electronics Show (CES) this coming January in Las Vegas.

About Aptiv

Aptiv is a global technology company that develops safer, greener and more connected solutions, which enable the future of mobility. Headquartered in Gillingham, England, Aptiv has 147,000 employees and operates 14 technical centers, as well as manufacturing sites and customer support centers, in 45 countries. Visit aptiv.com.

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Media Contact	IR Contact
Zach Peterson	Elena Rosman
zachary.peterson@aptiv.com	elena.rosman@aptiv.com
+1.248.561.3640	+1.248.813.5091